Exhibit 10.1
Certain confidential information contained in this document, marked by [* * *], has been omitted pursuant to Item 601 (b)(10)(iv) of Regulation S-K because it is both (i) not material and (ii) the type of information that the registrant treats as private or confidential.

SAMPLE PURCHASE AGREEMENT

This Sample Purchase Agreement (this “Agreement”) is made and entered into as of the date last signed below (“Effective Date”) by and between Canon Inc., a Japanese corporation having its principal place of business at 30-2 Shimomaruko 3 chome, Ohta-Ku, Tokyo, 146-8501, Japan (“Canon”) and CapsoVision, Inc., a Delaware corporation having its principal place of business at 18805 Cox Avenue 250 Saratoga, CA 95070, the U.S.A. (“Capso”, together with Canon, collectively the “Parties”, and each, a “Party”).

WITNESSETH:

WHEREAS, Capso is engaged in the development of capsule endoscopes for small bowel, colon, esophagus, stomach and pancreas (such capsule endoscopes designed, developed and manufactured by or on behalf of Capso are collectively hereinafter referred to as the “Capso Products”).

WHEREAS, Canon is engaged in the development of complementary metal-oxide-semiconductor (CMOS) sensors (such CMOS sensors designed, developed and manufactured by or on behalf of Canon are collectively hereinafter referred to as the “Canon CMOS Sensors”).

WHEREAS, Capso desires to purchase the Samples (as defined in Article 1 hereof) from Canon for the purposes of (i) evaluating the functionality and performance of the Canon CMOS Sensors and the applicability of the Canon CMOS Sensors into Capso Products as components, (ii) conducting the Clinical Evaluation (as defined in Article 9.1 hereof) and (iii) obtaining the clearance of the U.S. Food and Drug Administration (“FDA”) for the incorporation of the Canon CMOS Sensor in the Capso Products (such purposes (i) through (iii) are collectively hereinafter referred to as the “Purposes”), and Canon desires to sell the Samples to Capso subject to the terms and conditions contained herein.

[* * *]

NOW THEREFORE, in consideration of the mutual agreements contained herein, the Parties agree as follows:

1.SALE AND PURCHASE OF SAMPLES

Capso shall purchase from Canon, and Canon shall sell to Capso, [* * *] units of Canon CMOS Sensor’s samples (the “Samples”) in aggregate in accordance with the terms and conditions contained in this Agreement. Details of the Samples including the quantities required and specifications thereof are set forth in Exhibits A and B attached hereto.

2. DELIVERY OF THE SAMPLES

Delivery of the Samples from Canon to Capso shall be made in two phases. The first phase shall be comprised of [* * *] units of the Samples (the “First Phase Samples”) and the second phase shall be comprised of the remaining [* * *] units of the Samples (the “Second Phase Samples”).

3. DELIVERY OF THE FIRST PHASE SAMPLES

3.1. Subject to Capso’s payment to Canon pursuant to Article 12.3 below, Canon shall deliver the First Phase Samples within fifteen (15) months from the Effective Date, provided that, (i) such time of delivery is a non-binding estimate of the expected lead time for producing the First Phase Samples, and (ii) the final delivery date and location for the First Phase Samples shall be designated by Canon subject to mutual discussions between the Parties in view of the actual manufacturing process of the First Phase Samples.
In addition, Canon shall lend Capso at the time of delivery of the First Phase Samples with an evaluation kit necessary to evaluate the functionality and performance of the Samples. Such evaluation kit shall be lent on an “AS IS” basis under the conditions (e.g., its fee, specification and term of use) which shall be agreed upon by the Parties in writing separately.

3.2. Unless otherwise agreed in writing by the Parties, delivery of the First Phase Samples shall be subject to FCA (Incoterms 2020®).

3.3. Ownership and risk of loss of the First Phase Samples shall pass from Canon to Capso at the time of the delivery.

4. INSPECTION OF FIRST PHASE SAMPLES

4.1. Upon delivery of the First Phase Samples pursuant to Article 3 above, Capso shall inspect the First Phase Samples in accordance with the inspection method designated by Canon, which shall be determined through mutual discussion between the Parties. This inspection shall occur within one (1) month from the receipt of the First Phase Samples (the “First Phase Samples Inspection Period”). Capso shall be deemed to have accepted the First Phase Samples unless it notifies Canon in writing if it discovers any Nonconforming First Phase Samples within the First Phase Samples Inspection Period. “Nonconforming First Phase Samples” shall mean the First Phase Samples that fail to meet the specification for the First Phase Samples as set forth in Exhibit B attached hereto (“First Phase Specification”). The First Phase Specification shall be amended through mutual consultation if Canon reasonably expects that the First Phase Samples will not satisfy any material respect of the First Phase Specification.

4.2. If Capso discovers any Nonconforming First Phase Samples during its inspection of the First Phase Samples, Capso shall inform Canon in writing of such Nonconforming First Phase Samples including detailed explanation of the inspection result such as photographs of such Nonconforming First Phase Samples within the First Phase Samples Inspection Period. Upon Capso’s timely notification, Canon shall, in its sole discretion, request Capso to promptly destroy the Nonconforming First Phase Samples or to return them to Canon. If Canon requests Capso to destroy any Nonconforming First Phase Samples, Capso shall promptly send Canon a certification and/or evidence of the destruction.

4.3. If Capso has notified Canon of any Nonconforming First Phase Samples during the First Phase Samples Inspection Period subject to Article 4.2 and the cause of such Nonconforming First Phase Samples are attributable to Canon, Canon shall, at its sole discretion, (i) at its expense, replace the Nonconforming First Phase Samples and redeliver the replacement thereof by the delivery date to be mutually agreed between the Parties, or (ii) refund the price for such Nonconforming First Phase Samples. In the case of a refund, an amount equal to the “Initial Fee” (as defined in Article 12.3) divided by the total number of Samples [* * *] for each unit of Nonconforming First Phase Sample shall be refunded by Canon to Capso. Notwithstanding the foregoing, Canon shall provide replacements to ensure that Capso has at least [* * *] conforming First Phase Samples available to complete the testing; provided, however, that both Parties shall agree on the delivery date thereof through mutual consultation, considering lead-time for the manufacturing and delivery of the replacements.

In addition, notwithstanding the definition of the Nonconforming First Phase Samples, Article 4.2 and the preceding paragraph, Capso shall accept the Nonconforming First Samples as far as such Nonconforming First Samples do not affect the functionality or performance evaluation of the First Phase Samples in material respects. For the avoidance of doubt, in this case, Capso shall not be given any remedy by Canon for the Nonconforming First Samples.

4.4. Capso acknowledges and agrees that (i) the remedies set forth in Article 4.3 hereof are Capso’s sole remedy in connection with the delivery of the First Phase Samples and (ii) except as expressly provided under Article 4.3 hereof, Capso shall have no other remedy for any loss, damage, claim of non-conformity with the intended specifications or any other claim of whatsoever nature in connection with the delivery of the First Phase Samples.

5. FEEDBACK ON FIRST PHASE SAMPLES

5.1. The Parties agree that the specifications for the Second Phase Samples shall, in principle, conform with the First Phase Specification, provided that, Capso shall have the opportunity to request for any reasonable changes to the specifications for the Second Phase Samples (“Second Phase Specification”) based on Capso’s testing conducted on the First Phase Samples. A written feedback on the First Phase Specification, including the above request with certain information necessary for determination of the specification thereof (if any), must be provided by Capso to Canon no later than one (1) month after the delivery of the First Phase Samples; provided, that there are sufficient number of the conforming First Phase Samples (i.e. [* * *] units) to complete the test, and if not, such request shall be made within one (1) month of the date Capso receives such sufficient number of First Phase Samples to complete such test.

5.2. Upon receipt of the written feedback, Canon shall have sole discretion to determine whether Second Phase Specification can be updated to reflect Capso’s requests and the expected timeframe for delivery of the Second Phase Samples produced in accordance with the updated Second Phase Specification. For the avoidance of doubt, Capso acknowledges and agrees that Canon may reject any changes requested by Capso to the Second Phase Specification for reasons including but not limited to any material deviation of the Second Phase Specification from the First Phase Specification, or any significant cost increase. The Second Phase Specification shall be finalized upon agreement between Capso and Canon within one (1) month after receipt of Capso’s written feedback by Canon unless Canon requests in writing for an extension to which Capso shall not unreasonably refuse.

5.3. If additional costs are expected to be incurred by Canon to reflect Capso’s requests in the production of the Second Phase Samples using the updated Second Phase Specification, such costs shall be borne by Capso and included into the Remaining Balance (as defined in Article 12.4) to be paid by Capso for the Samples.

6. DELIVERY OF SECOND PHASE SAMPLES

6.1. Canon shall deliver the Second Phase Samples within six (6) months after finalization of the Second Phase Specification, provided that, (i) such time of delivery is a non-binding estimate of the expected lead time for producing the Second Phase Samples on the condition that the Second Phase Specification does not materially deviate from the First Phase Specification, and (ii) the final delivery date and location for the Second Phase Samples shall be designated by Canon subject to mutual discussions between the Parties in view of the actual manufacturing process of the Second Phase Samples based on the Second Phase Specification.

6.2. Unless otherwise agreed in writing by the Parties, delivery of the Second Phase Samples shall be subject to FCA (Incoterms 2020®).

6.3. Ownership and risk of loss of the Second Phase Samples shall pass from Canon to Capso at the time of delivery.

7. INSPECTION OF SECOND PHASE SAMPLES

7.1. Upon delivery of the Second Phase Samples under Article 6 above, Capso shall inspect the Second Phase Samples in accordance with the inspection method designated by Canon which shall be determined through mutual discussion between the Parties. The inspection shall occur within one (1) month from the receipt of the Second Phase Samples (the “Second Phase Samples Inspection Period”). Capso shall be deemed to have accepted the Second Phase Samples unless it notifies Canon in writing if it discovers any Nonconforming Second Phase Samples within the Second Phase Samples Inspection Period. “Nonconforming Second Phase Samples” shall mean any Second Phase Samples that do not meet the requirements of the Second Phase Specification.

7.2. If Capso discovers any Nonconforming Second Phase Samples during its inspection of the Second Phase Samples, Capso shall inform Canon in writing of such Nonconforming Second Phase Samples including detailed explanation of the inspection result such as photographs of such Nonconforming Second Phase Samples within the Second Phase Samples Inspection Period. Upon Capso’s timely notification, Canon shall, in its sole discretion, request Capso to promptly destroy the Nonconforming Second Phase Samples or to return them to Canon. If Canon requests Capso to destroy any Nonconforming Second Phase Samples, Capso shall promptly send Canon a certification and/or evidence of the destruction.

7.3. If Capso has notified Canon of any Nonconforming Second Phase Samples during the Second Phase Samples Inspection Period subject to Article 7.2 and the cause of such Nonconforming Second Phase Samples’ failure to meet the requirements is attributable to Canon, Canon shall, at its sole discretion, (i) at its expense, replace the Nonconforming Second Phase Samples and redeliver the replacement thereof by the delivery date to be mutually agreed between the Parties, or (ii) refund the price for such Nonconforming Second Phase Samples. In the case of a refund, an amount equal to the “Initial Fee” (as defined in Article 12.3) divided by the total number of Samples [* * *] for each unit of Nonconforming Second Phase Sample shall be refunded by Canon to Capso. Notwithstanding the foregoing, Canon shall provide replacements to ensure that Capso has at least [* * *] conforming Second Phase Sample available to conduct the testing and Clinical Evaluation; provided, however, that both Parties shall agree on the delivery date thereof through mutual consultation, considering lead-time for the manufacturing and delivery of the replacements.

7.4. Capso acknowledges and agrees that (i) the remedies set forth in Article 7.3 hereof are Capso’s sole remedy in connection with the delivery of the Second Phase Samples and (ii) except as expressly provided under Article 7.3 hereof, Capso shall have no other remedy for any loss, damage, claim of non-conformity with Second Phase Specification or any other claim of whatsoever nature in connection with the delivery of the Second Phase Samples.

8. UNDERTAKINGS AND COVENANTS OF CAPSO

8.1. From the date of this Agreement until the date when the first batch of mass-produced Capso Products incorporating the Canon CMOS Sensors are sold and distributed to customers, Capso agrees and undertakes that:

i.Capso shall not use or cause any third party to use the Samples for any purpose other than the Purposes;
ii.Capso shall not use, test or otherwise utilize the Samples in any Clinical Evaluation (as defined below), investigational study, or any other form of human testing unless all necessary legal requirements for the commencement of Clinical Evaluation have been fulfilled by Capso;
iii.Capso shall not provide, sell, rent, lease, assign, transfer, pledge or hypothecate or otherwise dispose the Samples to any third party, and shall not have any third party do so;

iv.Capso shall not reverse engineer, disassemble or otherwise decompile the Samples, and shall not cause or permit any third party do so;
v.Capso shall not change the location of the Samples from Capso’s principal office (i.e. 18805 Cox Avenue 250 Saratoga, CA 95070, the U.S.A.) without prior written consent of Canon;
vi. Capso shall conduct regular checks and maintain detailed records of the status of the Samples in its possession (e.g., number of Samples that are physically damaged, destroyed, in testing, lost etc.) and provide such records to Canon upon its written request; and
vii.Capso shall comply with all applicable federal, state, and local laws, statutes, regulations, rules, ordinances, orders, directives, guidelines, and other regulatory requirements issued by any governmental or regulatory authority, including but not limited to, the Federal Food, Drug, and Cosmetic Act, the Public Health Service Act, and all applicable laws, regulations, guidance documents, directives, and requirements issued by the FDA and any other relevant federal, state, or local regulatory agencies from time to time.

8.2. Notwithstanding the transfer of ownership of the Samples from Canon to Capso pursuant to Articles 3 and 6 hereof, the undertakings and covenants set forth in Article 8.1 above shall apply to Samples that are incorporated into Capso Products or into its prototypes or as a standalone-based sensor.

8.3. Notwithstanding Article 8.1 above, Capso may provide, rent or lease (i) the Samples to any other third parties with Canon’s prior written approval, (ii) the Second Phase Samples to the FDA if required for the FDA Clearance or (iii) the Second Phase Samples to the medical institutions or evaluation agencies if required for conducting the Clinical Evaluation, provided that, Capso shall impose the same obligations and restrictions on such recipients as those borne by Capso under Article 8.1 above to the extent permitted by applicable laws or regulations, and Capso shall be liable for any breach of Article 8.1 hereof of such recipients.

8.4. Capso shall permit Canon to inspect, verify and audit Capso’s premises used for the storage, testing and processing of the Samples during regular business hours with reasonable advance written notice to Capso in order to audit and verify Capso’s performance of its obligations hereunder.

8.5. So long as Capso is not a reporting company under the Exchange Act of 1934, as amended, Capso shall provide Canon with quarterly financial statements of Capso as soon as practicable after the closure of each quarter to verify its financial status upon Canon’s written request.

8.6. If Capso comes to know of any material fact or event that would cause Capso to become unable to perform its obligations hereunder (including but not limited to any Change in Control of Capso, any change in its financial status and the occurrence of any material quality issues in the Capso Products), it shall immediately notify Canon in writing, describing the fact or event in reasonable detail. For purposes hereof, a “Change in Control” means (i) the acquisition of Capso by another entity by means of any transaction or series of related transactions to which Capso is a party (including, without limitation, any stock acquisition, reorganization, merger or consolidation but excluding any sale of stock for capital raising purposes) other than a transaction or series of transactions in which the holders of the voting securities of Capso outstanding immediately prior to such transaction continue to retain (either by such voting securities remaining outstanding or by such voting securities being converted into voting securities of the surviving entity), as a result of shares in Capso held by such holders prior to such transaction, at least fifty percent (50%) of the total voting power represented by the voting securities of Capso or such surviving entity outstanding immediately after such transaction or series of transactions; or (ii) a sale, lease or other conveyance of all or substantially all of the assets of Capso.

8.7. Capso and Canon each hereby acknowledge and agree that: (a) all rights, title, and interests in and to all ideas, creations, works, processes, designs and methods which are incorporated in or related to the design, function, structure, including any derivative works thereof, of the current or any future Capso Products including Capso Products that incorporate a Canon CMOS Sensor (collectively, the “Capso Technology”) shall be owned or remain owned, as applicable, by and vest exclusively in Capso, provided for purposes of clarity the Capso Technology shall not include the rights, title, and interests in and to all ideas, creations, works, processes, designs and methods which are incorporated in or related to the design, function, structure, including any derivative works thereof, of the Canon CMOS Sensors, (b) all rights, title, and interests in and to all ideas, creations, works, processes, designs and methods which are incorporated in or related to the design, function, structure, including any derivative works thereof, of the current or any future Samples and Canon CMOS Sensors (collectively the “Canon Technology”) shall be owned or remain owned, as applicable, by and vest exclusively in Canon, and (c) except as expressly provided in this Agreement, nothing in this Agreement shall transfer or grant to the other Party any title, intellectual property rights or other rights in or to the Capso Technology or Canon Technology, respectively.

9. CLINICAL EVALUATION AND FDA CLEARANCE

9.1. Capso shall commence clinical evaluation of the Capso Products which incorporates the Second Phase Samples (“Clinical Evaluation”) following completion of inspection by Capso as set forth under Article 7 hereof.

9.2. The Clinical Evaluation shall be managed by Capso and be completed within a timeframe to be mutually discussed and agreed upon between the Parties in good faith. Capso shall keep Canon informed in writing of the progress of the Clinical Evaluation in a timely manner on a regular basis

9.3. Upon Completion of the Clinical Evaluation by Capso, Capso shall promptly commence the necessary processes and procedures required to obtain FDA clearance for the Capso Product which incorporates the Canon CMOS sensor (“FDA Clearance”). Capso shall, on a commercially reasonable basis, obtain FDA Clearance no later than fifteen (15) months after Capso has accepted the Second Phase Samples under Article 7.1 and proceed onto the mass production phase of Canon CMOS Sensors.

9.4. Capso agrees that it is solely responsible for (i) fulfilling all the necessary processes and procedures required for, including but not limited to, the Clinical Evaluation and FDA Clearance for Capso

Products incorporating Canon CMOS Sensor and (ii) incurring all the expenses and costs associated therewith.

10. FDA Audit

10.1. If Capso becomes aware that the FDA may audit, investigate or review Capso or Canon with regard to the Capso Products which incorporate the Second Phase Samples, Capso shall promptly notify Canon thereof and provide Canon with relevant information.

10.2. If Canon is subject to an audit, investigation, review or information request by the FDA due to any reason arising out of or in connection with the Capso Products which incorporate the Second Phase Samples, Capso shall fully cooperate with Canon, including but not limited to, provision of the relevant data of Capso Products.

10.3. In the event that Canon undergoes an audit, inspection, review or information request by the FDA or any other regulatory authority in connection with the Capso Products which incorporate the Second Phase Samples, Capso shall reimburse Canon for all reasonable costs and expenses incurred in connection with such audit, inspection, review or information request. Such costs shall include, but are not limited to, legal and consulting fees, document preparation and submission costs, and any other reasonably necessary expenses directly related to such audit, inspection, review or information request by the FDA or any other regulatory authority (but shall not include internal labor or other costs).

11. MASS PRODUCTION PHASE

11.1. The Parties agree that after Capso confirms that [* * *] conforming Second Phase Samples are received, the Parties shall proceed to the mass production phase for the Canon CMOS Sensors. Subject to Article 11.2, the terms of the purchase of Canon CMOS Sensors in the mass production phase shall be agreed between the Parties in a separate master purchase agreement (“Master Purchase Agreement”). The Parties shall negotiate in good faith to enter into the Master Purchase Agreement prior to the commencement of the mass-production of Canon CMOS Sensors.

11.2 The Parties agree that the terms set forth in Exhibit C attached hereto shall be incorporated into the Master Purchase Agreement without further negotiation between the Parties. Other relevant terms necessary for the supply of Canon CMOS Sensors shall be further discussed between the Parties in good faith and agreed in the Master Purchase Agreement.

12. FEES AND PAYMENT

12.1. The total fee for the Samples is [* * *] (“Fee”). For clarity, if the Fee is converted into U.S. dollars using Canon’s base exchange rate for the third quarter of 2025 [* * *] (“Base Exchange Rate”), it is four million seventy eight thousand two hundred seventy (4,078,270) U.S. dollars.

12.2 The Fee may be increased subject to Article 5.3 hereof, and the total fee including the additional costs set forth under Articles 5.3 (if any) shall be determined upon the finalization of the Second Phase Specification (“Total Fee”). The Total Fee shall be paid in installments in accordance with the terms set forth in Articles 12.3 and 12.4 below.

12.3 [* * *] (i.e., one million (1,000,000) U.S. dollars calculated upon the Base Exchange Rate) out of the Total Fee (“Initial Fee”) shall be paid by Capso to Canon as an advance payment. Canon shall send Capso an invoice for the Initial Fee and any taxes without delay after the execution of this Agreement. Capso shall make a payment of the Initial Fee in U.S. dollars by way of telegraphic transfer remittance to the bank account separately designated by Canon within thirty (30) calendar days after receipt of such invoice.

12.4 The remaining balance of the Total Fee ([* * *] which is equivalent to three million seventy eight thousand two hundred seventy (3,078,270) U.S. dollars calculated upon the Base Exchange Rate and any additional costs set forth under Article 5.3) (“Remaining Balance”) shall be paid by Capso to Canon in accordance with Article 12.5 below. The Remaining Balance will decrease over time as payments are made, but it may increase if interest is applied under Article 12.5.4. The exact Remaining Balance at any given time will reflect any prior payments and any increases due to interest, as well as any additional costs as outlined in Article 5.3.

12.5 The Remaining Balance shall be paid by Capso by way of adding an additional amount to the unit price of Canon CMOS Sensors which will be supplied to Capso in the mass production phase under the Master Purchase Agreement. Unless otherwise increased under Article 12.2 above, the price to be added shall be [* * *] (“Additional Amount”).

12.5.1 At the end of each quarter as far as the Remaining Balance remains outstanding during the term of the Master Purchase Agreement, Canon shall notify Capso of then-current Remaining Balance in Japanese Yen through calculating the total Additional Amounts paid in the quarter which are converted into Japanese Yen subject to the Canon’s Exchange Rate.

12.5.2 “Canon’s Exchange Rate” shall mean an average of the telegraphic transfer middle rate issued by [* * *] during previous three (3) month-period before the last month of the previous calendar quarter.

12.5.3 For example, Canon’s Exchange Rate for the fourth (4th) quarter shall be decided in September in accordance with an average of the telegraphic transfer middle rate issued by [* * *] for the period from June to August. The total Additional Amounts paid by Capso during the forth (4th) quarter shall be converted into Japanese Yen by reflecting the then-current Canon’s Exchange Rate for the fourth (4th) quarter. Then-current Remaining Balance at the end of the quarter shall be notified to Capso pursuant to Article 12.5.1 above.

12.5.4 If Capso fails to pay the Remaining Balance within [* * *] terms from the execution date of the Master Purchase Agreement as set forth in Article 1 of Exhibit C hereof, the Remaining Balance shall be increased by an interest rate designated by Canon. This interest rate will be determined in the month prior to the commencement of the [* * *] term of the Master Purchase Agreement. The interest rate shall be based on [* * *]. The same methodology for increasing the Remaining Balance shall apply to subsequent terms until the Remaining Balance is fully paid up.

12.5.5 The increased Remaining Balance as determined in Article 12.5.4 shall be paid by Capso in the same manner as the original Remaining Balance by adding an Additional Amount as defined in Article 12.5 to each unit of Canon CMOS Sensor supplied by Canon under the Master Purchase Agreement. This method of payment will continue until the Remaining Balance is fully settled by Capso.

12.6. For the avoidance of doubt, the Total Fee is exclusive of any tax and is paid to Canon without any deduction. Capso shall pay to Canon all amounts levied on the supply of the Canon CMOS Sensors by all applicable governmental authorities, including any sales, use or value-added taxes, other income tax in addition to the Total Fee. If there is a mandatory withholding or deduction by any applicable laws, the Total Fee shall be re-calculated and Capso shall pay to Canon any additional amounts as are necessary to ensure receipt by Canon of the full amount as specified under Article 12.1.

13. REPRESENTATIONS AND WARRANTIES

13.1. Canon warrants to Capso that all Samples delivered hereunder:
i.satisfy applicable laws, regulations and certification requirements relating to export control, environment and product safety and agreed standards thereto;
ii.are free and clear of all liens, encumbrances and other claims against title except for any third party intellectual property rights.
The foregoing representations and warranties will survive any inspection, delivery, acceptance or payment by Capso or termination of this Agreement, and will be enforceable by Capso and its successors and assigns.

13.2. EXCEPT FOR THE FOREGOING REPRESENTATIONS AND WARRANTIES AND AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, CANON MAKES NO REPRESENTATION OR WARRANTY WITH RESPECT TO THE SAMPLES, INCLUDING WITHOUT LIMITATION, WARRANTY OF QUALITY, FUNCTION, PERFORMANCE, PRODUCTIVITY, CONFORMITY TO THE SPECIFICATIONS OF THE SAMPLES, MERCHANTABILITY, FITNESS FOR PARTICULAR PURPOSE AND NO INFRINGEMENT OF A THIRD PARTY’S INTELLECTUAL PROPERTY RIGHTS OR OTHER THIRD PARTY’S RIGHTS, WHETHER EXPRESS OR IMPLIED BY LAW, COURSE OF DEALING, COURSE OF PERFORMANCE, USAGE OF TRADE OR OTHERWISE.

14. LIMITATION OF LIABILITIES

14.1. EXCEPT FOR OBLIGATIONS AND LIABILITIES UNDER (I) ARTICLE 8 RELATED TO UNDERTAKINS AND COVENANTS OF CAPSO AND (II) ARTICLE 15 RELATED TO

CONFIDENTIALITY, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY, OR ANYONE ELSE UNDER ANY CIRCUMSTANCES WHETHER IN CONTRACT, TORT OR OTHERWISE FOR ANY SPECIAL, INCIDENTAL, INDIRECT, CONSEQUENTAL OR PUNITIVE DAMAGES (WHETHER SUCH DAMAGE WERE FORESEEN, FORESEEABLE, KNOWN, OR OTHERWISE) INCLUDING BUT NOT LIMITED TO LOSS OF REVENUE, LOSS OF ACTUAL OR ANTICIPATED PROFITS (INCLUDING FOR LOSS OF PROFITS ON CONTRACTS), LOSS OF ANTICIPATED SAVINGS, LOSS OF BUSINESS, LOSS OF OPPORTUNITY, LOSS OF GOODWILL, LOSS OF REPUTATION, LOSS OF DAMAGE TO OR CORRUPTION OF DATA, ARISING OUT OF OR IN ANY WAY RELATED TO THE SAMPLES HOWSOEVER CAUSED.

14.2. IN NO EVENT SHALL CANON’S AGGREGATE LIABILITY ARISING OUT OF OR RELATED TO THIS AGREEMENT (INCLUDING BUT NOT LIMITED TO THE REFUND UNDER ARTICLES 4.3 AND 7.3) EXCEED THE AMOUNT OF INITIAL FEE PAID TO CANON FOR THE SAMPLES SOLD HEREUNDER (I.E., ONE (1) MILLION U.S. DOLLARS) THAT IS ACTUALLY PAID BY CAPSO TO CANON AT THE TIME OF CLAIM.

14.3 WITHOUT PREJUDICE TO THE GENERALITY OF THE FOREGOING, CANON SHALL HAVE NO RESPONSIBILITY AND LIABILITY FOR ANY DEATH OR PERSONAL INJURY OR ANY DAMAGE TO PROPERTY ARISING OUT OF OR IN CONNECTION WITH SAMPLES, EXCEPT IN THE EVENT OF THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF CANON.

15. CONFIDENTIALITY

15.1. The Parties agree that the terms and conditions of the “Non-Disclosure Agreement” made and entered into as of [* * *] (“NDA”) shall apply to this Agreement and any communications and dealings between the Parties under this Agreement. The Parties hereby agree to amend and replace the “Purpose” as defined in the NDA with the Purposes hereof upon application to this Agreement. For the avoidance of doubt, nothing in this Article 15 shall be construed to waive, in whole or in part, Capso’s obligations as set forth in Article 8.1

15.2. Notwithstanding the foregoing, it is further agreed that the Samples shall be treated as Canon’s “Confidential Information” as defined in the NDA in accordance with the terms of the NDA regardless of whether such information are designated as “CONFIDENTIAL” pursuant to Section 1 of the NDA. For the purposes of this Agreement, Canon agrees that, with respect to the Samples, the “Purpose” as defined in the NDA shall be deemed to mean (i) the Purposes hereof, (ii) compliance with this Agreement and (iii) the evaluation and development of Capso Products using the Canon CMOS Sensors (collectively “Sample Use Purpose”). Subject to Capso’s fulfillment of the other terms and conditions of this Agreement, including without limitation, Article 8.1 hereof, and the NDA, Capso may use the Samples for the Sample Use Purpose.

15.3. During the term of this Agreement and thereafter, each Party agrees not to disclose to any third party (i) the terms and existence of this Agreement, (ii) the fact of conducting evaluation described in the preamble hereof and (iii) the fact of the purchasing of Samples from Canon hereunder (the foregoing items (i) through (iii) being referred to collectively as the “Facts”). Notwithstanding the foregoing sentence, each Party may disclose the Facts (a) to its officers and employees and third party consultants on a need to know basis in order to accomplish the Purposes, provided that such Party shall bear all responsibility and liability to have such officers and employees and third party consultants comply with the terms and conditions of this Agreement, whether or not such officers and employees continue to be officers or employees or third party consultants of the Party; and (b) to comply with the requirement or request of a governmental or judicial agency or required by operation of law (expressly including obtaining FDA Clearance and the reporting obligations of the Company under the Securities Act of 1933, as amended, and the Exchange Act of 1934, as amended), provided that such Party shall provide the other party with prompt notice and make its reasonable efforts to obtain a protective order.

15.4. Notwithstanding Section 3 of the NDA and Article 15.3 above, Canon may disclose Confidential Information of Capso and the Facts to its affiliates, supplier or subcontractors (collectively “Supplier”) in order to accomplish the Purposes; provided, however, that Canon shall impose on such Supplier confidentiality obligations which are substantially the same as those provided in the NDA and this Agreement.

15.5 In the event that either party discloses Confidential Information of the other party to any party upon the written consent of such other party, the disclosing party shall impose on the recipients of such information such confidentiality obligations which are substantially the same as those provided in the NDA and this Agreement.

16. INDEMNIFICATION

Capso shall indemnify, defend, and hold harmless Canon, its affiliates, and their respective officers, directors and employees from and against any and all claims, liabilities, damages, losses, and expenses, including reasonable attorneys’ fees (collectively, “Losses”), relating to (i) any death or personal injury or any damage to property arising out of or in any way connected with the Samples regardless of whether those Samples are used for the Clinical Evaluation or not; (ii) the gross negligence or willful misconduct of Capso; (iii) any violation or breach by Capso of the provisions of this Agreement, unless such Losses arise from or are related to any Canon Indemnifiable Matter.

Canon shall indemnify, defend, and hold harmless Capso, its affiliates, and their respective officers, directors and employees from and against any and all Losses relating to (i) any violation or breach by Canon of the provisions of this Agreement; (ii) the gross negligence or willful misconduct of Canon; (collectively, the “Canon Indemnifiable Matters”).

17. INSURANCE

Capso agrees to maintain, insofar the Samples are used for the Purposes, commercial general liability insurance that appropriately covers damages that may arise from similar businesses or products as

Capso Products. The details of the insurance including the policy limits and coverage shall be determined separately through mutual discussions between the Parties. The coverage shall include damages caused by the Clinical Evaluation and the coverage territory of the insurance policy shall cover jurisdictions where the Clinical Evaluation is to be carried out. Capso shall provide Canon with a copy of the insurance policy.

18. TERMINATION

18.1. Without prejudice to the other rights and remedies which the Parties may have, this Agreement may be terminated immediately by written notice from one Party to the other Party upon the occurrence of any of the following:
i.the assets of such other Party become subject to a valid and legally binding forcible enforcement or execution by any third party not subject to any further appeal, termination or dismissal;
ii.the actual filing by or against such other Party of a proceeding under any bankruptcy law or any similar law that is not terminated, dismissed or vacated within sixty (60) days;
iii.the assignment by such other Party of all or substantially all of its assets for the benefit of creditors; or
iv.the filing by or against such other Party of a proceeding for dissolution or liquidation that is not terminated, dismissed or vacated within sixty (60) days;

18.2 If either Party breaches any provisions of this Agreement and such Party in breach fails to cure or correct such breach in all material respects within thirty (30) days of receipt of written notice by the other Party regarding such breach, the other Party may, by giving a written notice, terminate this Agreement.

18.3 Canon reserves the right to terminate this Agreement with immediate effect and without any liability or compensation to Capso if any of the following events occurs:
i.the Second Phase Specification is not agreed between the Parties on or before the deadline set forth under Article 5.2 hereof, which failure is not due in whole or in part to delay by Canon;
ii.the cancellation or revocation of any clearances granted by the FDA to Capso with respect to the Capso Products;
iii.the determination by a competent authority or a court of valid jurisdiction that Capso is in material violation of any applicable laws applicable to Capso’s business or Capso Products or the performance by Capso of its obligations pursuant to this Agreement, including but not limited to the violation of anti-bribery and corruption regulations;
iv.any material quality issues in any of the Capso Products (including but not limited to issues concerning the merchantability, functionality, specification, reliability or quality of the Capso Products found during the Clinical Evaluation);

v.Capso has not obtained FDA Clearance for any Capso Products which incorporate Canon CMOS Sensors no later than fifteen (15) months after Capso has accepted the Second Phase Samples under Article 7.1; or
vi.the Master Purchase Agreement has not been executed between the Parties within [* * *] after Canon has delivered sufficient number of the conforming Second Phase Samples [* * *] to complete the Clinical Evaluation, which failure is not due in whole or in part to delay by Canon.

18.4 Capso reserves the right to terminate this Agreement with immediate effect and without any liability or compensation to Canon if the Master Purchase Agreement has not been executed between the Parties within [* * *] after Canon has delivered sufficient number of the conforming Second Phase Samples [* * *] to complete the Clinical Evaluation, which failure is not due in whole or in part to delay by Capso;

18.5 If this Agreement is terminated by Canon pursuant to Article 18.1, 18.2 or 18.3, without limiting other rights and remedies available to Canon, Canon shall have the right to claim against Capso following amounts:
i.if this Agreement is terminated before the delivery of the Second Phase Samples: any and all costs and expenses (e.g. labor costs and material procurement expenses) incurred by Canon arising out of or in connection with this Agreement until the date of termination but not exceeding [* * *] of the Total Fee; and
ii.if this Agreement is terminated after the delivery of the Second Phase Samples: [* * *] of the Total Fee.

In addition, Capso agrees that the Initial Fee shall not be refunded for whatever reason. Furthermore, Capso shall uninstall, destroy, delete or return all the Samples in Capso’s possession (including the Samples that any third party may possess) upon Canon’s written instruction. Capso shall send Canon a certification and/or evidence in case that uninstallation, destruction or deletion is requested by Canon.

18.6 If this Agreement is terminated by Capso pursuant to Article 18.1 or 18.2, Capso shall have no further liability or owe any further compensation to Canon, including for any portion of the Remaining Balance that may remain outstanding.

18.7 Article 8.7, Article 14 (Limitation of Liability), Article 15 (Confidentiality), Article 16 (Indemnification), Article 18 (Termination), Article 19 (Notices) and Article 20 (Miscellaneous) shall survive termination of this Agreement.

19. NOTICES

19.1 All notices, claims and other communications made pursuant to this Agreement (a “Notice”) shall be in writing and in English and shall be deemed to have been duly given (a) if delivered personally, when received, (b) if by an internationally or nationally recognized courier service, three (3) business days following the date of deposit with such courier service or (c) if by electronic mail, on the date of transmission, provided that a copy of the Notice is also sent by one of the other methods specified in this Article 19.1 within one (1) business day of transmission of the electronic mail.

19.2. All the Notices shall be sent to the following addresses (or such other addresses as a Party may have specified to the other Party in writing delivered in accordance with this Article 19):

If to Canon: CANON INC.
Address: 70-1 Yanagicho, Saiwai-ku, Kawasaki, Kanagawa 212-8602, Japan
Email: [* * *]

If to Capso: CAPSO VISION, INC.
Address: 18805 Cox Ave #250, Saratoga, CA 95070, USA
Email: [* * *]

20. MISCELLANEOUS

20.1 The Parties shall comply with applicable export control laws and regulations of the country involved for its exportation of the Samples, any information, software, technical data and commodity. Each Party shall furnish the other Party with all necessary assistance, information and documentation so as to enable the other Party to comply with applicable export control laws and regulations.

20.2. Canon may, at its discretion, subcontract any part or all of its performance under this Agreement to any person, firm or corporation.

20.3. No amendment or change hereof or addition hereto shall be effective or binding on the Parties unless agreed in writing and executed by a duly authorized representative of each of the Parties.

20.4. Neither Party may assign this Agreement and any of its rights or obligations under this Agreement without the prior written consent of the other Party, and purported assignment without such consent shall have no force or effect, except that either party may, without the consent of the other, assign the agreement to a successor to substantially all of the business of such party or successor by merger, sale of assets, or other form if such successor to Capso is not a Canon competitor or such successor to Canon is not a competitor of Capso. Subject to the foregoing, this Agreement shall bind and inure to the benefit of the respective Parties and their successors and assigns.

20.5. In the event that any of the provisions of this Agreement shall be held by a court or other tribunal of competent jurisdiction to be invalid or unenforceable, the remaining portions of this Agreement shall remain in full force and effect. The Parties shall then endeavor to replace such invalid or unenforceable provision with a clause which is closest to the contents of such invalid or unenforceable provision.

20.6 No delay or omission in exercising any right or remedy hereunder shall operate as a waiver thereof or of any other right or remedy, and no single or partial exercise thereof shall preclude any other or further exercise thereof or the exercise of any other right or remedy.

20.7. Neither Party shall be liable to the other Party for any failure or delay in the performance of any of its obligations under this Agreement for the period and to the extent such failure or delay is caused by force majeure events including, but not limited to, acts of God, earthquakes, floods, storms, fires, epidemics, war, actions of any government; provided, however, that the obligation of the Parties under Article 12 shall not be absolved by the occurrence force majeure event. The Party affected shall notify the other Party in writing of the circumstances of the force majeure event as soon as possible. If such circumstances last longer than three (3) months, the other Party may terminate this Agreement forthwith upon thirty (30) days’ prior written notice to the Party affected.

20.8. This Agreement constitutes the entire agreement and understanding between the Parties on the subject matter hereof other than the NDA, and supersedes and replaces all prior written or oral discussions and negotiations between the Parties regarding such subject matter. Neither Party shall be bound by any conditions, definitions, warranties nor representations, other than as expressly provided in this Agreement.

20.9. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

20.10.This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware. The application of the United Nations Convention on Contracts for the International Sales of Goods shall be expressly excluded.

20.11. If Capso files a claim against Canon arising from the interpretation or performance of this Agreement, the jurisdiction for such a claim shall be the Tokyo District Court in Japan. Conversely, if Canon files a claim against Capso arising from the interpretation or performance of this Agreement, the jurisdiction for such a claim shall be the state and federal courts located in the Northern District of California.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized persons or representatives.

For and on behalf of		For and on behalf of
Canon Inc. By: /s/ Takeshi Ichikawa		CapsoVision, Inc. By: /s/ Kang-Huai (Johnny) Wang
Name:	Takeshi Ichikawa	Name:	Johnny Wang
Title:	Managing Executive Officer Group Executive of Device Technology Development Headquarters	Title:	President
Date:	July 15, 2025	Date:	July 15, 2025

EXHIBIT A

Details of Samples

Items of Samples	Specifications	Quantity
First Phase Samples	Detailed specifications are set out in Exhibit B.	[* * *]
Second Phase Samples	In principle, the same as the specifications for First Phase Samples, but may be adjusted upon feedback from Capso in accordance with Article 5.	[* * *]

EXHIBIT B

Specification of the First Phase Samples
[* * *]

EXHIBIT C

Terms of Master Purchase Agreement

The following terms and conditions shall be incorporated into the Master Purchase Agreement.

1.MINIMUM PURCHASE QUANTITY

1.1. Capso shall purchase the minimum purchase quantity of Canon CMOS Sensors to be produced in the mass production phase (“Minimum Purchase Quantity”) during the “First Term” and “Second Term” at the unit prices specified in the table below. “First Term” shall mean the period [* * *] and “Second Term” shall mean the period [* * *].

Relevant Term in Mass- Production Phase	Minimum Purchase Quantity	Unit Price
First Term	[* * *]	[* * *]*
Second Term	[* * *]	[* * *]*
Third Term and Thereafter	[* * *]	[* * *]
* The unit price above does not include the “Additional Amount” set out in Article 12.5. The unit price above may be adjusted considering fluctuation rate between U.S dollars and Japanese Yen, and adjustment methodology shall be agreed in the Master Purchase Agreement.

1.2. Capso and Canon shall, thorough mutual discussion in good faith, determine the Minimum Purchase Quantity and unit price for the terms following the First Term and Second Term (i.e. the third term and thereafter). The “Third Term” and any subsequent terms shall each last for a full year, beginning on the day after the end of the previous term. The Minimum Purchase Quantity after the First Term and Second Term shall be on an annual basis. For the avoidance of doubt, the Capso’s failure to meet the Minimum Purchase Quantity constitutes a material breach of the Master Purchase Agreement by Capso.

2. ORDERING PROCEDURE

Terms and conditions relating to placing orders shall be separately agreed in the Master Purchase Agreement, however, Capso agrees that the lead-time required to produce the Canon CMOS Sensors is at least [* * *]. Therefore, Capso shall issue an order at least [* * *] prior to the expected delivery date.

3. PRODUCT LIABILITY & INDEMNITY

3.1. CANON SHALL HAVE NO RESPONSIBILITY AND LIABILITY FOR ANY DEATH OR PERSONAL INJURY OR ANY DAMAGE TO PROPERTY ARISING OUT OF OR IN CONNECTION WITH CANON CMOS SENSORS TO BE SUPPLIED UNDER THE MASTER

PURCHASE AGREEMENT EXCEPT IN THE EVENT OF THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF CANON.

3.2 Capso shall indemnify, defend, and hold harmless Canon, its affiliates, and their respective officers, directors and employees from and against any and all claims, liabilities, damages, losses, and expenses, including reasonable attorneys' fees (“Losses”), relating to (i) any death or personal injury or any damage to property arising out of or in any way connected with the Canon CMOS Sensors or Capso Products; (ii) any violation or breach by Capso of the provisions of the Master Purchase Agreement; (iii) the gross negligence or willful misconduct of Capso, unless such Losses arise from or are related to any Canon Indemnifiable Matter.

3.3 Canon shall indemnify, defend, and hold harmless Capso, its affiliates, and their respective officers, directors and employees from and against any and all Losses relating to (i) any violation or breach by Canon of the provisions of the Master Purchase Agreement; (ii) the gross negligence or willful misconduct of Canon (collectively, the “Canon Indemnifiable Matters”).

3.4 Capso agrees to maintain, insofar the Canon CMOS Sensors are incorporated into Capso Products, commercial general liability insurance that appropriately covers damages that may arise from similar businesses or products as Capso Products. The details of the insurance including the policy limits and coverage shall be determined separately through mutual discussions between the Parties. The coverage territory of the insurance policy shall be world-wide. Capso shall provide Canon with a copy of the insurance policy.

4. COOPERATION FOR FDA’S INVESTIGATIONS ETC.

4.1. If Capso becomes aware that FDA will audit, investigate or review Capso or Canon with regard to the Capso Products which incorporate Canon CMOS Sensors, Capso shall promptly notify Canon and provide Canon with relevant information.

4.2. If Canon is subject an audit, investigation, review or information request by the FDA due to any reason arising out of or in connection with Canon CMOS Sensors as a component of Capso Products, Capso shall fully cooperate with Canon, including but not limited to, provision of the relevant data of Capso Products.

4.3 In the event that Canon undergoes an audit, inspection, review or information request by the FDA or any other regulatory authority in connection with the Capso Products which incorporate Canon CMOS Sensors, Capso shall reimburse Canon for all reasonable costs and expenses incurred in responding to such audit, inspection, review or information request. Such costs shall include, but are not limited to, legal and consulting fees, document preparation and submission costs, and any other necessary expenses directly related to such audit, inspection, review or information request by the FDA or any other regulatory authority (but shall not include internal labor or other costs).

5. CANON’S TERMINATION RIGHT OF MASTER PURCHASE AGREEMENT

5.1. Canon reserves the right to terminate the Master Purchase Agreement with immediate effect and without any liability or compensation to Capso if any of the following events occurs.

i.the cancellation or revocation of any clearances granted by the FDA to Capso, including with respect to the Capso Products;
ii.the determination by a competent authority or a court of valid jurisdiction that Capso is in material violation of any applicable laws applicable to Capso’s business or Capso Products or the performance by Capso of its obligations pursuant to the Master Purchase Agreement including but not limited to the violation of anti-bribery and corruption regulations; or
iii.any material quality issues in any of the Capso Products (including but not limited to issues concerning the merchantability, functionality, specification, reliability or quality of the Capso Products incorporating Canon CMOS Sensors).

5.2. Without prejudice to any other rights under the applicable law and provisions stated herein, upon termination of the Master Purchase Agreement for any reasons set forth in Article 5.1 above, Canon shall have the right to claim against Capso to pay the Remaining Balance immediately in a lump sum upon Canon’s invoice.